                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                                    COHR INC.
                                (Name of Issuer)

                    Common Stock, Par Value, $0.01 Per Share
                         (Title of Class of Securities)

                                    192567105
                                 (CUSIP Number)

                             Stephen M. Davis, Esq.
                               Werbel & Carnelutti
                           A Professional Corporation

           711 Fifth Avenue, New York, New York 10022, (212) 832-8300
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                December 30, 1997
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 Pages

                                 SCHEDULE 13D

-------------------                                    -----------------
CUSIP No. 192567105                                    Page 2 of 10 Pages
-------------------                                    ------------------

===============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON The SC Fundamental Value Fund, L.P.

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [X]
                                                            (b)  [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   336,590
--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   336,590
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   336,590
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    5.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    PN
==============================================================================

                                 SCHEDULE 13D

-------------------                                    --------------------
CUSIP No. 192567105                                    Page 3 of 10 Pages
-------------------                                    --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SC Fundamental Value BVI, Inc.

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [X]
                                                            (b)  [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   259,610
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   259,610
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   259,610
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
==============================================================================

                                 SCHEDULE 13D

-------------------                                    --------------------
CUSIP No. 192567105                                    Page 4 of 10 Pages
-------------------                                    --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SC Fundamental Inc.

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO

--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   336,590
--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   336,590
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   336,590
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    5.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
==============================================================================

                                 SCHEDULE 13D

-------------------                                    --------------------
CUSIP No. 192567105                                    Page 5 of 10 Pages
-------------------                                    --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Gary N. Siegler

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   UNITED STATES
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   596,200
--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   596,200
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   596,200
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    9.3%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
==============================================================================

                                 SCHEDULE 13D

-------------------                               --------------------
CUSIP No. 192567105                               Page 6 of 10 Pages
-------------------                               --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Peter M. Collery

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   UNITED STATES
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   596,200
--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   596,200
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   596,200
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    9.3%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
==============================================================================

                                                            Page 7 of 10 Pages
                                  AMENDMENT
                                     NO. 1
                                    TO THE
                                 SCHEDULE 13D


     The Reporting Persons consisting of SC Fundamental Inc., The SC Fundamental Value Fund, L.P., SC Fundamental Value BVI, Inc., Gary N. Siegler and Peter M. Collery, hereby amend their Schedule 13D relating to the Common Stock, par value $0.01, of Cohr Inc.

Item 3.   Source and Amount of Funds or Other Consideration

          The aggregate purchase prices of the shares of the Issuer's Common Stock ("Shares") purchased by the Reporting Persons as reported in Item 5(c) of this Schedule 13D were as follows:

          Name of                            Aggregate
     Reporting Person                        Purchase Price


Fund                                          $593,182.02
BVI Inc. on behalf of BVI Ltd.                $443,284.90

          The Reporting Persons listed above purchased the Shares reported herein as beneficially owned by them with working capital of Fund and BVI Ltd. or with funds extended by brokerage firms in connection with margin transactions effected for Fund and BVI Ltd.

Item 5.   Interest in Securities of the Issuer

          (a) As of the close of business on December 31, 1997, the Reporting Persons, by virtue of the language of Rule 13d-3, may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth opposite their names below (based upon the number of shares of the Issuer's Common Stock that were reported to be outstanding in the Issuer's Form 10-Q as of September 30, 1997).

                                                       Page 8 of 10 Pages

================================================================================
        Name             Shares of Common Stock        Percentage
--------------------------------------------------------------------------------
SC Fundamental Inc.           336,590                             5.2%
--------------------------------------------------------------------------------
The SC Fundamental
Value Fund, L.P.              336,590                             5.2%
---------------------------------------------------------------------------------
SC Fundamental
Value BVI, Inc.               259,610                             4.0%
--------------------------------------------------------------------------------

Gary N. Siegler               596,200                             9.3%
--------------------------------------------------------------------------------

Peter M. Collery              596,200                             9.3%
================================================================================

          (c) The following table sets forth the transactions effected by each of the Reporting Persons listed in Item 5(a) during the past sixty days. Unless otherwise indicated, each of the transactions set forth below reflects a purchase effected by means of over-the-counter trading.

                                                  Page 9 of 10 Pages

================================================================================
                                        BVI, Inc.
Trade          Price Per                on behalf
Date           Share ($)      Fund      of BVI, Ltd.        Siegler   Collery
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
11/14/97       11.6250           330            170         - 0 -      - 0 -
---------------------------------------------------------------------------------
11/17/97       11.8750         3,310          1,690         - 0 -      - 0 -
---------------------------------------------------------------------------------
11/18/97       12.0000         3,310          1,690         - 0 -      - 0 -
---------------------------------------------------------------------------------
12/01/97       12.3125        50,200(1)      50,200(1)      - 0 -      - 0 -
---------------------------------------------------------------------------------
12/22/97       12.0000        18,200         14,300         - 0 -      - 0 -
---------------------------------------------------------------------------------
12/24/97       11.8750         5,600          4,400         - 0 -      - 0 -
---------------------------------------------------------------------------------
12/29/97       11.8750         5,600          4,400         - 0 -      - 0 -
---------------------------------------------------------------------------------
12/30/97       11.7500         5,600          4,400         - 0 -      - 0 -
---------------------------------------------------------------------------------
12/31/97       11.0833         8,400          6,600         - 0 -      - 0 -
---------------------------------------------------------------------------------

(1)  Reflects a re-allocation of shares between affiliates.

                                                  Page 10 of 10 Pages

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  January 6, 1998

SC FUNDAMENTAL INC.

By:  /s/ Peter M. Collery
-----------------------------------
Neil H. Koffler as Attorney-in Fact
for Peter M. Collery Vice President*

THE SC FUNDAMENTAL VALUE FUND, L.P.

By:  SC FUNDAMENTAL INC.

By:  /s/ Peter M. Collery
------------------------------------
Neil H. Koffler as Attorney-in Fact
for Peter M. Collery Vice President*

SC FUNDAMENTAL VALUE BVI, INC.

By:  /s/ Peter M. Collery
------------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery Vice President*


/s/ Gary N. Siegler
-----------------------------------
Neil H. Koffler as Attorney-in-Fact
for Gary N. Siegler*

/s/ Peter M. Collery
-----------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery*

*    Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery and
     Gary N. Siegler. The Powers of Attorney for Messrs. Collery & Siegler were filed as Exhibit A to Amendment No. 5 to Schedule 13D relating to US
     Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.

110554

